Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Atlantic Power Corporation:

We consent to the use of our report dated March 18, 2011, with respect to the consolidated balance sheet of Atlantic Power Corporation as of December 31, 2010, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended, and the related financial statement schedule “Schedule II Valuation and Qualifying Accounts,” included herein and to the reference to our firm under the heading “Experts” in the registration statement on Form S-1.

(signed) KPMG LLP

New York, New York

September 15, 2011